Trilogy Global Advisors, LP

Trilogy Global Advisors International, LLP

Code of Ethics & Statement of Policies and Procedures on Insider Trading

Effective as of September 30, 2016

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

CONTENTS

Trilogy Global Advisors, LP	1

Trilogy Global Advisors International, LLP	1

Code of Ethics & Statement of Policies and Procedures on Insider Trading	1

Contents	1

Code of Ethics	3

1. Introduction	3

2. Standards of Business Conduct	4

I. Fiduciary Duty	4

II. Compliance with Applicable Law	4

III. Treating All Clients Fairly	4

IV. Avoiding Conflicts of Interest	5

A. Prohibited Transactions	6

B. Hardship Exemption	7

C. Personal Trading	8

D. Exceptions	10

E. Insider Trading	11

3. Reporting Potential Violations/Wrongdoing	12

I. Investigation and Sanctions	12

II. Retaliation	13

III. Guidance	13

IV. Violations and Trading Noncompliance	13

4. Recordkeeping Requirements	14

5. Definitions	15

Statement of Policies and Procedures on Insider trading	17

1. Statement of Policy	17

2. Inside Information	18

I. General Prohibitions	18

A. Acting on Material Non-Public Information	18

B. Rumors	19

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

II. Materiality	19

III. Non-Public	20

A. General Discussion	20

B. When You Cannot Trade, Tip or Recommend Securities	20

C. Information Obtained on a Confidential Basis	21

D. Information Obtained through a Breach of Fiduciary Duty	21

E. Information Obtained Through Misappropriation	21

F. Qualification on Prohibition	22

G. Possession vs. Use	22

IV. SCIENTER	22

3. Front-Running Restrictions	23

4. Compliance With These Guidelines	24

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

Code of Ethics

1.	INTRODUCTION

This Code of Ethics (“Code”) is intended to assist all employees, partners and other representatives (collectively referred to herein as “personnel”) of Trilogy Global Advisors, LP and Trilogy Global Advisors International, LLP (together, “Trilogy”) in meeting the high standards expected in conducting Trilogy’s business. One of Trilogy’s most important assets is its reputation for integrity and professionalism. The responsibility of maintaining that reputation rests with you and with all other Trilogy personnel. This shared commitment underlies the success of Trilogy and each of its personnel.

In recognition of the trust and confidence placed in it by its Clients, Trilogy has adopted the following general principles to guide the actions of its personnel:

•	The interests of Trilogy’s Clients are paramount, and all persons subject to this Code should conduct themselves in all situations and at all times by placing the interests of Clients ahead of their own.

•	All persons subject to this Code must avoid actions or activities that allow, or appear to allow, a person to profit or benefit from his or her position with respect to Clients, or that otherwise bring into question the person’s independence or judgment.

•	All personal transactions in securities must be accomplished so as to avoid conflicts of interest on the part of such personnel with the interests of Clients.

The Code applies to all “Access Persons”1. All employees and partners of Trilogy are deemed to be Access Persons. Temporary personnel, consultants and interns may be deemed Access Persons at the Chief Compliance Officer’s discretion. Additional restrictions apply to “Investment Persons”, which are defined as all Trilogy Portfolio Managers and Investment Analysts.

If you have any questions regarding the Code, including the reporting of potential breaches, please contact Trilogy’s Chief Compliance Officer or any member of the Legal and Compliance Department.

Each Access Person will receive a copy of this Code at the time of his/her employment, and certify through MyComplianceOffice that they have received, read and understood the Code. A copy of the Code and any amendments thereto will be available to all Access Persons on the Firm’s Intranet Each Access Person will certify through MyComplianceOffice that they have read and understood the Code and any amendments thereto, annually.

[1]	The meaning of capitalized terms can be found in the Definitions section below.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

2.	STANDARDS OF BUSINESS CONDUCT

This Code is based upon the fundamental principle that Trilogy owes a fiduciary duty to its Clients, including the shareholders of the mutual funds sub-advised by Trilogy. Therefore, all personnel must avoid activities, interests and relationships that might present a conflict, or the appearance of a conflict, with Trilogy’s Clients, or might otherwise interfere with his/her ability to make decisions in the best interests of Clients. As a result, personnel must adhere at all times with the following standards of business conduct:

I.	Fiduciary Duty

As a registered investment adviser, Trilogy has a fiduciary relationship with its Clients. This requires that all personnel seek to avoid conflicts and carry out their duties in the best interests of Clients. As a fiduciary to all Clients, it is generally improper for Trilogy or anyone subject to this Code to use for his/her own benefit, or the benefit of anyone other than the Client, information about Trilogy’s trading or recommendations for Client accounts; or take advantage of investment opportunities that would otherwise be available for Trilogy’s Clients. Additionally, Trilogy and all persons subject to this Code should seek to avoid any appearance of receiving improper benefit from information about Client trading or accounts, from relationships with Clients, or from relationships with the brokerage community.

II.	Compliance with Applicable Law

Trilogy endeavors at all times to operate in conformity with relevant U.S. federal and state laws, as well as the laws of non-U.S. jurisdictions in which Trilogy is doing business, and to conduct its business in the highest ethical and professional manner. Trilogy believes that Clients can best be served and Trilogy can take best advantage of the business opportunities open to it when all of its personnel are informed as to the legal, technical and mechanical aspects of its business, and have a good working knowledge of practices suited to achieve Client objectives and comply with the law.

All personnel must understand and comply with their obligations under “Applicable Securities Laws”. Among other things, these laws make clear that it is illegal to (i) defraud Clients in any manner, (ii) deceive or mislead Clients by affirmative statement or by omitting a material fact that should be disclosed, or (iii) engage in any manipulative or unlawful conduct with respect to Clients or the trading of securities (whether for Client or personal accounts).

You are responsible for knowing, understanding and following the laws and regulations that apply to your responsibilities on behalf of Trilogy. While you are not expected to be an expert on all Applicable Securities Laws and regulations, you are expected to know them well enough to recognize when an issue arises and to actively seek guidance from the Legal and Compliance Department or your supervisor.

III.	Treating All Clients Fairly

No Client will be favored over the interests of another Client. In particular, large accounts will not be favored over small accounts, and personal or family accounts will not be favored over the

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

accounts of other Clients. Although it may not be possible to treat each Client identically in every single transaction, on the whole no Client or group of Clients will be disadvantaged to benefit any other Client or group of Clients.

IV.	Avoiding Conflicts of Interest

Employees may not take advantage of their knowledge or position to serve their interests at the expense of a Client’s interests.

In adhering to this principle, you:

•	May not use personal influence or personal relationships to influence financial reporting by Trilogy;

•	May not improperly cause Trilogy to take action, or fail to take action, for your personal benefit rather than for the benefit of Trilogy or its Clients;

•	May not improperly use your position with Trilogy, or information that belongs to Trilogy or its Clients, for personal gain;

•	May not bind Trilogy to any agreement or arrangement with an entity in which you, directly or through family members, have any material economic interest;

•	Must disclose to your supervisor any situation which you become aware of in which Trilogy is entering into an arrangement or agreement with an entity in which you, directly or indirectly (e.g., through a family member), has any material economic interest;

•	Should consider whether it is appropriate to recommend the purchase or sale of a Covered Security for a Client account prior to effecting a personal transaction in your account; and

•	Should avoid any activities, interests or associations outside Trilogy that could impair your ability to perform work for Trilogy objectively and effectively, or that could give the appearance of interfering with your responsibilities on behalf of Trilogy.

In accordance with applicable law and Client expectations, and as a registered investment adviser, Trilogy is required to establish procedures to provide protection for the firm and any Access Person who makes a personal trade from the perception that he/she is putting his/her own interests ahead of a Client’s. Among other things, this requires any Access Person who wishes to make a personal trade in a security to consider the firm’s trading activity on behalf of Clients and to refrain from requesting pre-clearance for a trade if they are aware of a situation that might appear to be a conflict. In addition, although the Legal and Compliance Department makes every effort to respond to pre-clearance requests promptly, their duties with respect to Clients and Trilogy’s regulatory requirements take precedence and this may result in a delay or inability to respond to a request when submitted.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

A. Prohibited Transactions

No Access Person may profit in his/her personal securities transactions from the securities activities of Trilogy’s Client accounts. Accordingly, no Access Person, or his/her “Family/Household Members”, may purchase or sell, directly or indirectly, any “Covered Security” in which he or she has, or by reason of such transactions acquires, any direct or indirect “Beneficial Ownership”2 and which at the time of such purchase or sale (a) is being purchased or sold by a Client account or (b) such Access Person has reason to believe is being actively considered for purchase or sale by a Client account. However, an Access Person may purchase or sell a Covered Security that is also being purchased or sold for Client accounts if the purchase or sale is allocated as part of an aggregated order (e.g. block transaction) in the same direction as the Client accounts. Purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

In addition, Access Persons or Family/Household Members may not:

(a)	Initial Public Offering: Purchase any securities in an initial public offering (IPO) without prior approval from the Legal and Compliance Department.

(b)	Private Placements: Purchase any securities in a private placement (including investments in private funds and private family or closely-held companies), without prior approval of the Legal and Compliance Department. Any person who owns securities of an issuer purchased in a private placement must disclose that investment interest when they play apart in a subsequent consideration by Trilogy of an investment in the issuer for a Client account, including any Affiliated Fund managed by Trilogy. Private placements for any proprietary account that Trilogy currently manages or advises does not require prior approval of the Legal and Compliance Department for the individual that is making an investment in the private placement.

(c)	Short Term Trading: Purchase and sell, or sell and purchase, the same (or equivalent) Covered Security or Affiliated Fund managed by Trilogy within 60 calendar days.

(d)	Board Participation: Serve on the board of directors or the equivalent of any public or private company without prior authorization of Trilogy’s Executive Committee.

(e)	Limit Orders: Place good-until-cancel orders, or limit orders, in their personal accounts unless their broker-dealer is further instructed that the order is only good until the end of the pre-clearance approval period, which is generally through the close of business on the day following the approval date.

(f)	Non-Public Information: Trade or otherwise profit either personally or on behalf of others, while in possession of material, non-public information. Access Persons are prohibited from communicating material nonpublic information to others in violation of the law.

Additionally, all personnel who come into contact with material nonpublic information are subject to Trilogy’s prohibitions on insider trading and any potential sanctions. If you believe you may have received material non-public information, contact the Chief Compliance Officer as soon as possible so that appropriate steps can be taken to protect Trilogy’s trading activity.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

(g)	Investment Clubs: Participate in or make investments with or through any investment club or similar association or entity.

(h)	Short sales: Effect a short sale in a Covered Security (a Covered Security that an Access Person does not own or which is consummated by the delivery of a stock borrowed by, or for the account of an Access Person).

(i)	Option Contacts: Purchase, sell or write option contracts.

B. Blackout Period

No Covered Security or a closely related security may be bought or sold for the account of any Access Person or Family / Household Member’s personal account during the period commencing three business days prior to and ending three business days after. Closely related securities include ADRs, GDRs, ordinary shares, derivatives and convertible bonds. Any profits improperly realized on trades within the proscribed periods may be required to be disgorged to a charity selected by the Compliance Committee. Transactions in ETFs are not subject to this Blackout Period.

C. Hardship Exemption

Personnel may submit to the Chief Compliance Officer a written request for an exemption from a particular provision of the Code for a hardship situation (e.g., unforeseen medical or other significant expenses such as the purchase of a home). All requests require approval from the Chief Compliance Officer, and may be granted or denied at the Chief Compliance Officer’s sole discretion. Approved exemptions may be conditional to avoid creating an actual or apparent conflict of interest. The Chief Compliance Officer will document the decisions supporting approvals or denials for hardship exemptions. Any such requests should be made as far in advance as possible in order to allow for appropriate exemption procedures to be applied.

D. Personal Trading

(i)	Pre-Clearance

All Access Persons and their Family/Household Members must receive pre-clearance approval through MyComplianceOffice before purchasing or selling Covered Securities, other than transactions exempted under Section (ii).

Transactions in AMG stock also require prior approval/pre-clearance from AMG’s Clearance Officer. This approval must be received before requesting pre-clearance through MyComplianceOffice, and attached to your request in MyComplianceOffice. See the attached AMG Insider Trading Policy and Procedures for additional details, including blackout periods (which are different from Trilogy’s Blackout Period).

Once the pre-clearance process is complete, the Access Person will receive an approval or denial of the request by e-mail from MyComplianceOffice. No transaction may be effected until approval for the transaction is received.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

Pre-clearance approval is valid through the close of business on the day following the approval date, except for transactions in AMG stock or except for trades by an Access Person that are part of an allocation of an aggregated order (e.g. block transaction) in the same way as a Client account. Trades not executed within the pre-clearance window will require re-application for approval to execute the trade.

(ii)	Exempted Transactions

The trading restrictions and pre-clearance requirements of this Code do not apply to:

(a)	Purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control (e.g. a blind trust or managed account), but only if the exemption for that account has been approved by the Chief Compliance Officer.

(b)	Purchases or sales of shares of any registered open-ended investment company (e.g. mutual fund or UCITS fund) other than those managed or sub-advised by Trilogy. Note that Affiliated Funds are subject to a 60 day hold but do not require pre-clearance.

(c)	Purchases or sales which are non-volitional (e.g. dividend reinvestment, corporate actions, etc.) on the part of an Access Person.

(d)	Purchases made pursuant to an automatic dividend reinvestment plan or Employee Stock Ownership/Purchase Plan, provided that the account is reported by the Access Person. Note that sales from any such plan must be pre-cleared unless they, too, are automatic.

(e)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)	Purchases and sales of securities that are not Covered Securities.

(iii)	Reporting

SEC regulations require Trilogy to obtain certain information regarding securities accounts,4 transactions and holdings from its Access Persons and their Family/Household Members. Therefore, all Access Persons are required to provide Trilogy with regular reports on their securities accounts, transactions and holdings, as well as those of Family/Household Members. Each Access Person is required to complete and timely submit the reports described below even if there are no holdings or transactions to report. These reports are made through MyComplianceOffice, and each Access Person will be given log-in information to access that system and instructions for completing the reporting activity. If someone will be an Access Person for a relatively short period of time, the Chief Compliance Officer may make arrangements for written delivery of reports and other actions under this section that would usually be done through MyComplianceOffice. Extensions to reporting deadlines are not permitted under the applicable SEC rules; personnel should be mindful of due dates if they will be traveling or out of office around the reporting deadline.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

Each Access Person must complete the following reports in MyComplianceOffice:

•	Initial Holdings Report - Due within 10 calendar days of hire, this report includes Covered Securities holdings and each personal security account held at the time of hire. The information submitted must be accurate within 45 days of hire. As part of completing the report, the following information must be entered into and subsequently attested on the My Holdings and My Accounts section of MyComplianceOffice:

(a)	The title and type of security, the applicable symbol or CUSIP, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for his/her direct or indirect benefit; and

(c)	The date the report was submitted (this will be automatically noted by MyComplianceOffice).

[4]	Securities accounts include any accounts that can hold securities including but not limited to mutual funds, variable annuities, commercial paper, 529 Plans, IRAs, and 401(k) plans

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

•	Quarterly Transaction Report - Due within 30 calendar days of each quarter end (note, this is sometimes earlier than month-end), this report identifies all transactions in Covered Securities executed and all new accounts opened during the previous quarter. As part of completing this report, the information below must be attested in the My Trades section of MyComplianceOffice. If trade activity or an account is missing from MyComplianceOffice you must enter and subsequently attest to it:

(a)	The date of the transaction, the title and applicable symbol or CUSIP, interest rate, maturity date, number of shares and principal amount of each Covered Security involved;

(b)	The type of transaction, the price at which the transaction was effected;

(c)	The name of the broker, dealer, or bank through which the transaction was effected and;

(d)	The date the report was submitted (this will be automatically noted by MyComplianceOffice).

•	Annual Holdings Report - Due by January 30th each year (not month-end), the report includes the same information as the Initial Holdings Report, but as of year-end. The information submitted must be current within 45 days of submitting the report. As part of completing this report, holdings and accounts must be attested in the My Holdings and My Accounts section of MyComplianceOffice. If trade activity or an account is missing from MyComplianceOffice you must enter and subsequently attest to it.

All reports will be reviewed by the Legal and Compliance Department. Covered Securities purchased in an exempted transaction (under Section IV), including Affiliated Funds are still subject to reporting in initial and annual holdings reports and quarterly transaction reports unless otherwise excluded from reporting. For the avoidance of doubt, information with respect to private placements is required to be included in all reports submitted pursuant to this section.

Duplicate Brokerage Confirmations and Statements - You must provide, or arrange for your broker to provide, duplicate copies of account statements and transaction confirms to the Legal and Compliance Department for all accounts that hold Covered Securities. This includes accounts of Access Persons as well as accounts of Family/Household Members. Where a relevant account is held at a brokerage firm that provides electronic data feeds through MyComplianceOffice, the Access Person must follow the instructions provided by the Legal and Compliance Department to establish the data feed promptly. If the brokerage firm does not provide a data feed, the Access Person must promptly arrange for the firm to mail duplicate statements and confirms directly to Trilogy, addressed to the Legal and Compliance Department. Until the data feed or duplicate statement provisions are established, the Access Person is responsible for providing copies of account statements and confirms promptly to the Legal and Compliance Department.

E .Exceptions

The Compliance Committee reserves the right to decide, on a case-by-case basis, exceptions to any provisions under this Code. Any exceptions made hereunder will be maintained in writing by the Compliance Committee and presented to the Firm’s Management Committee at its next scheduled meeting.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

F. Insider Trading

All Access Persons of Trilogy are subject to special rules relating to trading on the basis of material, nonpublic information – sometimes referred to as “insider trading”, which appear in the attached appendix.

Additionally, all Trilogy personnel are subject to AMG’s Insider Trading Policy. See the AMG Insider Trading Policy and Procedures for additional details which will be made available to all employees

3. REPORTING POTENTIAL VIOLATIONS/WRONGDOING

All Access Persons are required to act honestly and ethically in support of the culture of integrity that has been fostered within Trilogy. Since every Access Person is a valued member of the team which makes up Trilogy, this broad requirement includes acting in what each individual believes to be Trilogy’s best interest, which includes reporting any concerns regarding any potential violations of any applicable law, rule or policy, or any other potential wrongdoing, by Trilogy, any of its Access Persons or representatives, or any of Trilogy’s service providers. If Trilogy’s management is unaware of such activities, these potential violations may ultimately have an adverse affect on all of us as members of Trilogy.

Accordingly, all Access Persons are required to report any potential violations of any applicable law, rule or policy, or other potential wrongdoing, including apparent or suspected violations, promptly to the Chief Compliance Officer. In addition, any supervisor who receives a report of a potential violation or wrongdoing must inform the Chief Compliance Officer as soon as reasonably possible. If the Chief Compliance Officer is involved in the potential violation or wrongdoing, you should report the matter to any member of the Executive Committee.

“Violations” should be interpreted broadly, and may include, but are not limited to, such items as:

•	Noncompliance with laws, rules, and regulations applicable to Trilogy’s business:

•	Fraud or illegal acts involving any aspect of Trilogy’s business;

•	Material misstatements in regulatory filings, internal books and records, clients records, or reports;

•	Activity that is harmful to Clients, including any fund shareholders; and

•	Deviations from required internal controls, policies and procedures that safeguard Clients and Trilogy.

All such reports will be taken seriously, investigated promptly and appropriately, and treated confidentially to the extent permitted by law.

I.	Investigation and Sanctions

Potential violations will be promptly investigated by the Legal and Compliance Department as may be warranted under the circumstances.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

Following an internal investigation, Trilogy may take remedial action including imposing discipline against any Access Persons who are deemed to have committed any violations of the Code or other wrong-doing. Disciplinary action may include, but is not limited to the following: issuing a disciplinary memorandum; issuing a letter of reprimand; requiring disgorgement of profits; requiring a trade to be broken at the Access Person’s expense; requiring corrective action; suspending trading privileges; requiring the consolidation of Access Person accounts with certain brokers; imposing monetary fines; or suspending or dismissing the Access Person, and, where appropriate, reporting the breach to the appropriate regulatory authorities.

II.	Retaliation

Retaliation of any type against an individual who reports a suspected violation or assists in the investigation of such conduct (even if the conduct is not found to be a violation) is strictly prohibited and constitutes a further violation of the Code and these procedures.

III.	Guidance

All personnel are encouraged (and have the responsibility) to ask questions and seek guidance from the Chief Compliance Officer or their supervisor with respect to any action or transaction that may constitute a violation and to refrain from any action or transaction which might lead to the appearance of a violation. The Chief Compliance Officer may also provide periodic training to Trilogy’s Access Persons regarding the requirements of these policies and procedures.

IV.	Violations and Trading Noncompliance

Failure to comply with the pre-clearance requirements and/or substantive prohibitions of this Code with respect to trading activity may result in disciplinary action even for first-time offenders. In this regard, Trilogy believes that trading activity which creates an actual or apparent conflict of interest constitutes a clear breach and will generally result in disciplinary action absent extenuating circumstances.

Noncompliance with the procedural requirements of the Code, (e.g., failure to submit quarterly or holdings reports in a timely manner) is considered a breach and will be noted and addressed accordingly. Repeated noncompliance may result in disciplinary action at the discretion of the Compliance Committee.

Trilogy recognizes that an Access Person may commit an inadvertent breach of Code requirements or that extenuating circumstances may apply to specific breaches. In such cases, the Access Person must notify the Legal and Compliance Department which will have discretion to determine appropriate remedial action.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

V.	Retaliation

Retaliation of any type against an individual who reports a suspected violation or assists in the investigation of such conduct (even if the conduct is not found to be a violation) is strictly prohibited and constitutes a further violation of the Code and these procedures.

VI.	Guidance

All personnel are encouraged (and have the responsibility) to ask questions and seek guidance from the Chief Compliance Officer or their supervisor with respect to any action or transaction that may constitute a violation and to refrain from any action or transaction which might lead to the appearance of a violation. The Chief Compliance Officer may also provide periodic training to Trilogy’s Access Persons regarding the requirements of these policies and procedures.

VII.	Violations and Trading Noncompliance

Failure to comply with the pre-clearance requirements and/or substantive prohibitions of this Code with respect to trading activity may result in disciplinary action even for first-time offenders. In this regard, Trilogy believes that trading activity which creates an actual or apparent conflict of interest constitutes a clear breach and will generally result in disciplinary action absent extenuating circumstances.

Noncompliance with the procedural requirements of the Code, (e.g., failure to submit quarterly or holdings reports in a timely manner) is considered a breach and will be noted and addressed accordingly. Repeated noncompliance may result in disciplinary action at the discretion of the Compliance Committee.

Trilogy recognizes that an Access Person may commit an inadvertent breach of Code requirements or that extenuating circumstances may apply to specific breaches. In such cases, the Access Person must notify the Legal and Compliance Department which will have discretion to determine appropriate remedial action.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

3.	RECORDKEEPING REQUIREMENTS

In accordance with Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act of 1940, the following records will be maintained by Trilogy:

(a)	A copy of the Code and all written acknowledgements of the receipt of the Code and any amendments thereto for each Access Person within the past seven years;

(b)	A record of any breach of the Code and of any action taken as a result of such breach will be preserved for a period of not less than seven years following the end of the fiscal year in which the breach occurs;

(c)	A copy of each report made by an Access Person must be maintained for at least seven years after the end of the fiscal year in which the report is made or the information is provided;

(d)	A record of all Access Persons, currently or within the past seven years, who are or were required to make reports under the Code, or who are or were responsible for reviewing such reports pursuant to this Code; and

(e)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities in limited offerings by Access Persons, for at least seven years after the end of the fiscal year in which the approval is granted.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

4.	DEFINITIONS

“Access Person” means any director, officer, partner or employee of Trilogy who (a) has access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Affiliated Fund, or (b) is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic. All employees and partners of Trilogy are deemed to be Access Persons. Temporary personnel, part-time employees, consultants and interns may be deemed Access Persons at the Chief Compliance Officer’s discretion.

“Affiliate” means any entity that is controlled by, controls, or is under common control with Trilogy. This includes Affiliated Managers Group, Inc. (“AMG”), as Trilogy’s institutional partner, and all entities on the AMG Affiliate List (found on the Legal and Compliance Tile on the Intranet.)

“Affiliated Fund” means any registered or regulated open-end investment company advised or sub-advised by Trilogy such as a mutual fund or UCITS fund. A registered open-end investment company that is advised or sub-advised by AMG or one of its affiliates other than Trilogy and as to which no Access Person has access to non-public information or is involved in making recommendations will not be considered an Affiliated Fund for purposes of the Code. Affiliated Funds must be reported in Initial, Quarterly and Annual Reporting.

“Applicable Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the Securities and Exchange Commission or the Department of the Treasury. Note that Trilogy may be subject to securities laws of other jurisdictions due to its business and investment activity in those jurisdictions or the terms of certain agreements, and may also be subject to non-securities laws (e.g., ERISA) for a variety of reasons. Compliance with these laws must be taken into account where applicable.

“Beneficial Ownership” means any opportunity to receive the benefits of ownership of a security whether or not your name is on the certificate or account. It also includes transactions over which you exercise investment discretion (other than for a Client of Trilogy), even if you don’t share in the profits.

Examples of beneficial ownership include:

•	Securities held in a person’s own name;

•	Securities that are held in personal accounts and in accounts that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, including IRA and 401(k) accounts, unless the securities are held in a blind trust or similar arrangement under which any communication between the person and the account manager regarding the account assets or transactions is prohibited by contract; and

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

•	Securities owned by a trust of which the person is either a trustee or beneficiary.

“Client” means any (i) investment company registered under the Investment Company Act of 1940 for which Trilogy acts as investment adviser or sub-adviser and (ii) separately managed investment account, commingled/collective investment trust fund, or other investment arrangement where Trilogy is the adviser or sub-adviser for the management of such account.

“Covered Security” includes all forms of debt, stocks, bonds, options, futures, convertibles, warrants, closed-end funds, all exchange traded funds (“ETFs”), Affiliated Funds, investment contracts and any other instrument that is considered a security under the Investment Advisers Act of 1940.

Covered Securities do not include direct obligations of the U.S. Government, shares of registered open end investment companies (other than Affiliated Funds and ETFs), shares of money market funds, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, or qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986 which are not managed by Trilogy.

“Family/Household Members” means your spouse, or domestic partner who lives in the same household and to whom you contribute support; your children under the age of 18; your children over the age of 18 who live with you and who are supported by you; and the following people who live in your household: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons/daughters-in-law, and brothers/sisters-in-law, including adoptive relationships. It may also include other people who you live with, depending on the relationship and nature of the living arrangements. If you live in the same residence with one or more people not specifically covered in this section, please discuss the situation with the Chief Compliance Officer to determine if any of them should be included in this term.

“Investment Person” means any Access Person who makes or participates in making recommendations regarding the purchase or sale of any securities for any Client account, or whose functions relate to the making of any recommendations with respect to purchases and sales. All Portfolio Managers and Investment Analysts are Investment Persons and are subject to additional pre-clearance requirements. Please see the Pre-Clearance section for additional details.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

Statement of Policies and Procedures on Insider trading

1.	STATEMENT OF POLICY

Trilogy forbids any personnel from trading, either personally or on behalf of others, including Client accounts, while in possession of material nonpublic information in violation of the law. Every Access Person must read, retain and sign a copy of this Statement of Policy and Procedures. Any questions regarding Trilogy’s Policy and Procedures should be referred to the Legal and Compliance Department.

Generally, it is illegal to trade in securities while you are in possession of material, nonpublic, information that might affect the value of those securities or to transmit that information to anyone who may then trade in such security. Because the laws regarding insider trading involves a number of complex legal interpretations, Trilogy requires every Access Person to confer with the Chief Compliance Officer and obtain clearance in writing, before entering into any securities transaction involving perceived, possible, material, nonpublic information. The Chief Compliance Officer will determine whether proceeding with the proposed transaction would involve substantial risks that the transactions would violate the law. Because many aspects of the law are “gray”, it is Trilogy’s desire that all Access Persons operate in the most conservative manner, thereby avoiding even the appearance of any impropriety. Every Access Person of Trilogy must follow the procedures described below or risk serious sanctions, which may include dismissal, substantial personal liability and criminal penalties, including jail sentences.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

2.	INSIDE INFORMATION

Federal and state securities laws generally make it unlawful to:

•	Trade,

•	Tip, or

•	Recommend securities

while in possession of material nonpublic information. These so-called “insider trading” restrictions come into play if such information:

•	Relates to a tender offer,

•	Has been acquired improperly, or

•	Though acquired properly, has been obtained in circumstances in which there is a reasonable expectation that it will not be used for trading purposes.

By not adhering to these rules you may subject Trilogy, yourself and your co-workers to unwanted notoriety and possible business failure. Furthermore, violation of these restrictions may lead to civil penalties, fines and even imprisonment to the violator.

I.	General Prohibitions

A.	Acting on Material Non-Public Information

Whether or not Rule 14e-3 (the Tender Offer Rule, described below) is applicable, the federal securities laws, and in particular, Section 10(b) of the Securities Exchange Act of 1934 (“Exchange Act”), prohibit you from trading, tipping or recommending securities if you possess material nonpublic information that you have reason to know was obtained improperly, or though properly obtained, was obtained in circumstances that indicate it should not be used for trading purposes. In particular, you should not trade, tip or recommend securities if you have obtained material nonpublic information on a confidential basis, from an insider in breach of his or her duty, or through “misappropriation”.

Under Rule 14e-3, you may not trade, tip, or recommend securities of a company that is a target of a tender offer if you possess material nonpublic information regarding the tender offer. This prohibition applies if you have reason to know that the information was obtained, directly or indirectly, from the bidder, the target or a person acting on behalf of the bidder or target.

Moreover, the rule applies to trading, tipping and recommendations even before a tender offer has been made. A substantial step includes, for example,

•	The formulation of a plan to make a tender offer,

•	Arranging the financing for a tender offer,

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

•	Preparation of tender offer materials, or

•	Commencement of negotiations with dealers to participate in a tender offer.

B.	Rumors

Along with the prohibition noted above, Trilogy personnel are also advised that personnel and/or Trilogy may violate Section 10(b) of the Exchange Act and be subject to civil or criminal prosecution should personnel or Trilogy engage in the intentional spreading of false rumors or passing on what the person or Trilogy reasonably believes to be a false rumor regarding a publicly traded firm. This action could be seen as market manipulation of securities prices. If you become aware of such a situation, you should contact the Chief Compliance Officer.

II.	Materiality

Information is “material” if a reasonable investor would want to know it before making an investment decision. In general, information that would affect the value of the securities is material. While it is impossible to list all types of information that might be deemed material under particular circumstances, information dealing with the following subjects is reasonably likely to be considered material:

•	Earnings estimates;

•	Dividends;

•	Major new discoveries or advances in research;

•	Acquisitions, including mergers and tender offers;

•	The sale of substantial assets;

•	Changes in debt ratings;

•	Significant write-downs of assets or additions to reserves for bad debts or contingent liabilities;

•	Liquidity problems;

•	Extraordinary management developments;

•	Public offerings;

•	Major price or marketing changes;

•	Labor negotiations; and

•	Significant litigation or government agency investigations.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

On the other hand, information is generally not material if its public dissemination would not have a market impact. Since such judgments may ultimately be challenged with 20/20 hindsight and the consequences of a wrong decision are potentially severe, you should contact the Chief Compliance Officer for advice if you are uncertain whether you possess material information. Here again, it is Trilogy’s desire to take the most conservative approach and hopefully completely avoid even the appearance of an impropriety.

III.	Non-Public

A.	General Discussion

Information that has not been disclosed to the public generally is “nonpublic.” To show that information is public, you should be able to point to some fact showing that it is widely available. Information would generally be deemed widely available if it has been disclosed, for example, in:

•	The broad tape,

•	Reuters,

•	Daily newspapers of reasonably wide circulation,

•	Widely circulated public disclosure documents, such as prospectuses or proxies; or

•	In certain instances, brokerage reports.

Nonpublic information may include:

•	Information available to a select group of analysts or brokers or institutional investors. However, this may not prohibit an analyst from taking pieces of non-public information, combining it with certain public information, and weaving a mosaic from which an investment conclusion is drawn, provided none of the individual pieces of information is not itself material;

•	Undisclosed facts which are the subject of rumors, even if the rumors are widely circulated; and

•	Information that has been specifically conveyed to you on a confidential basis until enough time has elapsed for the market to respond to a public announcement of the information.

B.	When You Cannot Trade, Tip or Recommend Securities

You cannot trade, tip or recommend securities of a target whenever you possess material nonpublic information acquired from the bidder or target in a tender offer or one of their agents.

As noted above, outside the tender offer context, you are prohibited from trading, tipping, or recommending securities while in possession of material nonpublic information if you obtained the information (1) on a confidential basis from a Client or other person, (2) from an insider in breach of his or her fiduciary duty, or (3) through misappropriation.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

C.	Information Obtained on a Confidential Basis

When you obtain information from an outside source, such as company management, a broker analyst, a Client, a potential Client or a personal source, with the expectation that you will keep such information confidential, you are prohibited from using that information to trade, tip or recommend securities, whether or not such an action would involve a violation of the securities laws. The expectation of confidentiality may be explicitly set forth or implied by the nature of your relationship with the source of the information, as when you obtain information from an investment banking Client.

D.	Information Obtained through a Breach of Fiduciary Duty

Even in the absence of an expectation of confidentiality, you are prohibited from trading, tipping or recommending securities on the basis of material nonpublic information disclosed by an insider in breach of fiduciary duty or similar duty.

Whether an insider breaches his fiduciary duty by disclosing information to you is not always an easy determination to make and depends in large part on the purpose of the disclosure, it is improper for you to use that information to recommend or trade securities. The “personal benefit” test is satisfied if the insider receives a pecuniary or reputational benefit by disclosing the information.

You should be aware that for purposes of finding a breach by an “insider,” the term “insider” is broadly defined to include not only traditional insiders, such as officers and directors, but also “temporary insiders.” Temporary insiders” include, for example, investment bankers, accountants, lawyers, or consultants who have entered into a relationship with the corporation that gives them access to information solely for corporate purposes.

The “personal benefit” and “temporary insider” standards are difficult to apply in some situations. You should contact the Chief Compliance Officer if you are unsure of how these tests should be applied in a particular case.

E.	Information Obtained Through Misappropriation

“Misappropriated” information is information that has been improperly obtained or though obtained properly is being used improperly for a purpose contrary to the purpose for which it was given. For example, if a printer, a commercial banker or a lawyer trades on the basis of material nonpublic information entrusted to him by a Client, it is likely that he will be found to have misappropriated the information. Likewise if such a person divulges the information to you, and you trade, tip or recommend securities, you may be found liable as a “tippee” with respect to the misappropriated information. For this reason, absent approval by the Chief Compliance Officer on the basis of a full exploration of the facts, you cannot in such circumstances trade, tip or make recommendations regarding the affected securities.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

F.	Qualification on Prohibition

Improper disclosures should be distinguished from the situation in which company officers routinely answer questions from you about previously-issued press releases, earnings reports, regulatory filings, or otherwise help you to fill in the gaps of your analysis.

In brief, you are not prohibited from using information obtained legitimately through your own analysis or appropriate investigative efforts, if you are satisfied that the disclosure of such information to you was not unlawful.

G.	Possession vs. Use

The “possession” test has been adopted in the Exchange Act, Rule 14e-3, relating to tender offers. The triple damages penalty of the Insider Trading Sanctions Act (“ITSA”), as well as the damages provisions of the Insider Trading and Securities Fraud Enforcement Act of 1988, explicitly applies to persons who “possess” material nonpublic information.

However, under Section 10(b) there is a conflict. While the SEC argues that “possession” rather than “use” is the appropriate standard, language in some court decisions appears to support the “use test.” That is, the requirement that the material non-public information has been a factor (i.e., has been used) in the decision to buy or sell. To deal with the potentially difficult proof problem, however, courts create a rebuttable presumption that trading is caused by possession of the information where the information is both material and non-public.

It is, therefore, very important to document that one’s purchase or sale decision or recommendation was based on legitimate investigatory work and was not based on material non-public information. While such a demonstration may not provide an absolute defense to all charges, it can support the argument that there can be no breach of duty to support a fraud charge under Section 10(b) unless the defendants used the improper information.

IV.	SCIENTER

The U.S. Supreme Court has held that to prove a violation of Section 10(b), a plaintiff (whether the government or a private plaintiff) must prove “scienter”. The Supreme Court defines scienter as the “intent to deceive, manipulate or defraud,” but also stated that it embraces “knowing” misconduct and reserved the issue whether it includes recklessness. Lower courts have held that in most cases recklessness satisfies the scienter requirement of Section 10(b).

There is some uncertainty about exactly how the scienter requirement fits into insider trading cases. Under the possession test, it would appear sufficient if the insider knew (or was reckless in not knowing) that the information was material and nonpublic.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

3.	FRONT-RUNNING RESTRICTIONS

“Front-running” means the purchase or sale of securities while in possession of material non-public information concerning knowledge of Client transactions in those securities.

Trading before a research recommendation is announced or before its market impact has been felt is also known as “front-running.” It has been interpreted to violate the requirements of the Exchanges and FINRA if brokers do not adhere to just and equitable trade principles.

Trilogy Global Advisors

Code of Ethics & Statement of Policies and Procedures on Insider Trading

4.	COMPLIANCE WITH THESE GUIDELINES

These guidelines will be distributed to all personnel annually and to all new personnel at the time of their employment. The guidelines will be acknowledged by all personnel through MyComplianceOffice. From time to time they will be revised and re-circulated in light of new developments.

If there is any unresolved question in your mind as to the applicability and interpretation of these guidelines or the propriety of any desired action, the matter must be discussed with the Legal and Compliance Department prior to trading or disclosure of the information.